Exhibit 23b

Independent Auditors’ Consent

We have issued our report dated March 26, 2004, accompanying the financial statements of Price Asset Management, Inc. contained in this Post-Effective Amendment No. 1 to the Registration Statement (S-1 No. 333-74176). We consent to the use of the aforementioned report in the Registration Statement, and the use of our name as it appears under the caption “Experts.”

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois

June 14, 2004